                                                               HECO Exhibit 12.2
                                                               -----------------


Hawaiian Electric Company, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)


Three months ended March 31                                                       2001        2000
----------------------------------------------------------------------------------------------------
(dollars in thousands)
Fixed charges
Total interest charges........................................................   $12,532     $12,271
Interest component of rentals.................................................       329         202
Pretax preferred stock dividend requirements of subsidiaries..................       359         362
Preferred securities distributions of trust subsidiaries......................     1,919       1,919
----------------------------------------------------------------------------------------------------

Total fixed charges...........................................................   $15,139     $14,754
====================================================================================================

Earnings
Income before preferred stock dividends of HECO...............................   $21,695     $23,995
Income taxes (see note below).................................................    13,576      15,177
Fixed charges, as shown.......................................................    15,139      14,754
AFUDC for borrowed funds......................................................      (676)       (691)
----------------------------------------------------------------------------------------------------

Earnings available for fixed charges..........................................   $49,734     $53,235
====================================================================================================

Ratio of earnings to fixed charges............................................      3.29        3.61
====================================================================================================

Note:
Income taxes is comprised of the following
 Income tax expense relating to operating income for regulatory purposes......   $13,604     $15,193
 Income tax benefit relating to nonoperating results..........................       (28)        (16)
----------------------------------------------------------------------------------------------------
                                                                                 $13,576     $15,177
====================================================================================================